Exhibit 99.(h)(4)

March 9, 2009

Mr. Jeremy O. May, Chairman

ALPS Variable Insurance Trust

1290 Broadway, Suite 1100

Denver, Colorado  80203

Re:  ALPS Variable Insurance Trust (the “Trust”)

Dear Mr. May:

Effective January 2, 2007, Item 3 to Form N-1A requires disclosure of Acquired Fund Fees and Expenses, and inclusion of that amount within the calculation of Total Annual Fund Operating Expenses solely for the purposes of that Item 3.  As a result, the Total Annual Fund Operating Expenses calculated under Item 3 to Form N-1A differs from the Total Annual Fund Operating Expenses calculated under Item 8 to Form N-1A, which does not include Acquired Fund Fees and Expenses.

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) and Red Rocks Capital LLC’s (the “Sub-Adviser”) agreement with the Trust to contractually limit the total amount of the “Advisory Fee” and “Other Expenses” that they are entitled to receive from the AVS Listed Private Equity Portfolio (the “Portfolio”).

To the extent the Total Annual Fund Operating Expenses (as defined in Item 8 to Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, brokerage expenses, interest expense, taxes and extraordinary expenses), does not exceed 1.15%, the Adviser will reduce the fee payable with respect to the Portfolio to the extent of such excess, and/or shall reimburse the Portfolio (or class as applicable) by the amount of such excess.   The waiver or reimbursement shall be allocated to each class of the Portfolio in the same manner as the underlying expenses or fees were allocated.

The Adviser and the Sub-Adviser agree to allocate any such waivers or reimbursements incurred by the Adviser by attributing 2/3 of the required amount to the Sub-Adviser and 1/3 of the required amount to the Adviser.  Notwithstanding the foregoing, any such waivers or reimbursements incurred by the Adviser through May 1, 2010 will be allocated solely to the Adviser.

The Adviser and Sub-Adviser further agree that such fee waivers and reimbursements for the Portfolio are effective as of the Portfolio’s inception date, and shall continue at least through May 1, 2010.

ALPS ADVISORS, INC., a Colorado corporation		RED ROCKS CAPITAL LLC, a Colorado limited liability company

By:	/s/ Thomas A. Carter	By:	/s/ Mark Sunderhuse
Name: Thomas A. Carter		Name: Mark Sunderhuse
Title: President		Title: Managing Director

Your signature below acknowledges acceptance of this Letter Agreement:

ALPS VARIABLE INSURANCE TRUST

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: President